[LOGO OMITTED]

                  Enterprise Software
--------------------------------------------------------------------------------

Enterprise Software, Inc.                                  FOR IMMEDIATE RELEASE
8415 Explorer Drive
Colorado Springs, CO 80920

Contact:
Shareholders:           Rick Schleufer (719) 265-3200
Investor Materials:     Brion Eriksen (616) 532-1446 Ext.: 238
Media:                  Michael Freitag and James Fingeroth, Kekst & Company,
                        (212) 521-4800


      Enterprise Software Shareholders Approve Merger With LiveWire Media:
                           Transaction Is Consummated

Colorado Springs, CO, September 17, 1999 -- Enterprise Software, Inc. (NASDAQ:
ENSW), a developer of mission critical software for the media industry, today announced that it has received the requisite shareholder approval of its merger with LiveWire Media, L.L.C. and that, consequently, the transaction has now been consummated.

Enterprise Software signed a definitive merger agreement with LiveWire Media, L.L.C dated June 27, 1999 and amended on July 26, 1999 and September 15, 1999. Under the terms of the merger agreement, LiveWire Media will purchase approximately 98 percent of the stock of Enterprise Software for $9.25 per share in cash.

Rick Schleufer, Chairman and Chief Executive Officer of Enterprise Software, said, "We are very pleased that our shareholders have supported our merger with LiveWire and look forward to a bright future under our new ownership."

Enterprise Software, Inc., based in Colorado Springs, Colorado, is a developer of mission critical software for enterprise management. It is the parent company of Enterprise Systems Group Limited and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors.

Included in the release are "forward-looking" statements based upon the company's good faith expectations and beliefs which the company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished, taking into account the contingencies involved in the proposed transaction.

                                      # # #